AGREEMENT


This Agreement (the "Agreement") is entered into and is effective as of the 1st day of October, 1996, by and between Westbridge Research Group, a California corporation (the "Company") and Westbridge Biosystems Limited, a limited partnership organized under the laws of the State of California (the "Partnership") with reference to the following facts:

A. The Company and the Partnership have entered into that certain Research and Development Agreement, dated as of December 31, 1982 (the "R&D Agreement"); the Company and the Partnership have entered into that certain Technology Transfer Agreement, dated as of December 31, 1982 (the "Technology Transfer Agreement"); and the Company and the Partnership have entered into that certain License Agreement, dated as of October 17, 1995 (the "License Agreement").

B. Pursuant to the R&D Agreement, the Partnership retained the Company to perform certain research and development activities and, in that regard and as partial payment therefor, delivered to the Company its 12-year promissory note (the "R&D Note").

C. The R&D Note was amended in 1991 to provide that, following its due date, the Company would not foreclose upon the assets of the Partnership securing the R&D Note but would instead rely only upon 95% of royalty payments made by the Company to the Partnership pursuant to the Technology Transfer Agreement for repayment of the R&D Note.

D. As of the date of this Agreement, $195,941.73 of principal indebtedness and $9,980,482 of accrued interest remained due and payable under the R&D Note.

E. As of the date of this Agreement, the Company owed the Partnership $52,128.78 in unpaid royalties (the "Accrued Royalty Obligation").

F. The Company and the Partnership now wish to change their relationship to change the amount of the royalty payable by the Company to the Partnership under the License Agreement and to extend the period during which that royalty is due, to provide for the forgiveness of the Accrued Royalty Obligation and all amounts remaining due and payable under the R&D Note, and to provide for an option on the part of the Company to purchase the technology which is the subject of the License Agreement (the "Technology").

NOW, THEREFORE, in consideration of their respective promises contained in this Agreement, the Partnership and the Company hereby agree as follows:

1. Amendment of License Agreement. As of the date of this Agreement, the License Agreement is amended to provide as follows:

     a. Section 3.1 of the License Agreement is amended to read in full as follows:

          3.1 Calculation of Royalty. Licensee shall pay Licensor royalties equal to $1,000 per month plus 2-1/2% of Gross Sales for the balance of the term of this License.

     b. Section 3.2 of the License Agreement is amended to read in full as follows:

          3.2 Payment of Royalty. Royalties earned with respect to a month shall be due and payable on the last business day of the immediately following month. Royalty payments shall be accompanied by a written report showing the Products sold or otherwise disposed of by Licensee or its Affiliates during the month covered by the report and, as to each Product (i) its product number, name, or other description, (ii) Gross Sales,
               (iii) the total number sold, (iv) the selling price, (v) the amount of returns and allowances as deductions against Gross Sales, and (vi) the Royalty due. If a royalty payment is not made within fifteen business days of its due date, then Licensee shall also pay a late fee equal to three percent (3%) of the amount due and interest on such amount until paid at a simple annual rate of ten percent (10%).

     c. Section 5 of the License Agreement is hereby amended to provide that the term of the License Agreement shall automatically expire, and ownership of the technology which is the subject of the License Agreement automatically transfer to Licensee, on December 31, 2006, or upon the acquisition of the Technology pursuant to Section 6 below, whichever shall first occur.

2. Cancellation of R&D Note. Effective as of the date of this Agreement, the R&D Note is cancelled and all amounts of principal and interest remaining due and payable thereunder are forgiven.

3. Amendment of Technology Transfer Agreement. Effective as of the date of this Agreement, Sections 3.1 and 3.2 of the Technology Transfer Agreement are amended to read in full as follows:

     3.1 Subject to paragraph 3.3 below, COMPANY shall pay to PARTNERSHIP royalties equal to $1,000 per month plus 2-1/2% of Gross Sales.

     3.2  Royalties on applicable Gross Sales  calculated  pursuant to paragraph
          3.1 above shall be due and payable to PARTNERSHIP as to a calendar month on the last business day of the immediately following month. Concurrent with this payment, COMPANY shall provide PARTNERSHIP with a written report as to the Product(s) covered under this Agreement as defined in paragraph 4.2 hereof. Such report shall be certified by an officer or authorized agent of COMPANY, and shall specify total applicable Gross Sales for the calendar month, the total number of Products sold or otherwise disposed of by COMPANY and its subsidiaries and affiliates during that month, the model number or other description of such Product(s), the selling price therefor, the amount of returns and allowances as a deduction against such sales, and the net royalty on applicable Gross Sales payable to PARTNERSHIP with respect to such sales; and COMPANY shall tender to PARTNERSHIP the royalty payment then due. If a royalty payment is not made within fifteen business days of its due date, then COMPANY shall also pay a late fee equal to three percent (3%) of the amount due and interest on such amount until paid at a simple annual rate of ten percent (10%).

4. Payment of Accrued Obligation. The Accrued Royalty Obligation shall be forgiven as of the date of this Agreement.

5. Reaffirmation of Agreements. Except as provided above, the Technology Transfer Agreement and License Agreement shall remain in full force and effect.

6. Option to Purchase Technology. The Partnership hereby grants to the Company an option to purchase the Technology. The term of the option shall be ten years, expiring on July 31, 2006. The exercise price of the option shall initially be $180,000 and shall decline by $20,000 on each annual anniversary date hereof. Once the option is exercised, ownership of the technology which is the subject of the License Agreement shall automatically transfer to the Company and the Royalty obligation of the Company shall terminate.

7.   Miscellaneous.

     a. Parties Not Partners. Nothing contained in this Agreement shall be construed so as to make the parties hereto partners or joint venturers or to permit either party to bind the other party to any agreement or purport to act on behalf of the other party in any respect.

     b. Waiver. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing, signed by both parties. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, and a waiver by either party of a default hereunder is one or more instances shall not be construed as constituting a continuing waiver or as a waiver in other instances.

     c. Partial Invalidity. If any term of provision of this Agreement shall for any reason be held to be invalid, such invalidity shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision had never been contained herein.

     d. Section Headings. The section headings of this Agreement are inserted only for convenience and shall not be construed as part of this Agreement.

     e. Entire Agreement. This Agreement compromises the entire understanding of the parties with respect to the subject matter herein contained and supersedes all prior negotiations and agreements between the parties concerning the subject matter hereof.

     f. Choice of Law. This Agreement shall be construed and governed in accordance with the laws of the State of California, regardless of the place or places of its physical execution and performance.

     g. Recovery of Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     h. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by United States Postal Service first class mail, registered or certified, postage prepaid, and properly addressed as follows:

          To Partnership at:        Westbridge Biosystems Limited,
                                    a California Limited Partnership
                                    c/o Greg Howard
                                    Polaris Pool Systems, Inc.
                                    P.O. Box 1149
                                    San Marco, CA  92079-1149

           To Company at:           Westbridge Research Group,
                                    a California corporation
                                    1150 Joshua Way
                                    Vista, CA  92083

          Any party may change its address for purposes of this Agreement by giving the other party written notice of the new address in the manner set forth above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


PARTNERSHIP:                                 COMPANY:

Westbridge Biosystems Limited                Westbridge Research Group
By:  Agricado Partners, Inc.,
     General Partner


By:  /s/Greg Howard                          By: /s/Tina Koenemann
     Greg Howard, President                      Tina Koenemann, President